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                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

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                                  EXHIBIT (11)

                       COMPUTATION OF EARNINGS PER SHARE



                                                                      YEAR ENDED FEBRUARY 28 OR 29,
                                                                   ----------------------------------
                                                                       1996        1995        1994
                                                                   ----------  ----------  ----------
SHARES:
Weighted average number of common shares
 outstanding                                                       11,470,173  12,109,529  12,870,609

Effect of shares issuable under stock option plan
 as determined by the treasury stock method.....                            -     370,632     252,956
                                                                   ----------  ----------  ----------
Weighted average number of common shares
 outstanding as adjusted..................................         11,470,173  12,480,161  13,123,565
                                                                   ==========  ==========  ==========
EARNINGS (LOSS) PER SHARE OF COMMON
STOCK AND COMMON STOCK EQUIVALENTS:

Net income (loss)................................................      $(.06)       $0.19       $0.01
                                                                       =====        =====       =====


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